As filed with the Securities and Exchange Commission on August 17, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement under
the Securities Act of 1933

MRV COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	06-1340090
(State or other jurisdiction of incorporation or organization)	(IRS employer identification no.)

20415 Nordhoff Street

Chatsworth, CA 91311

(Address of principal executive offices)

Employment Inducement Stock Option Award for Dilip Singh, granted July 1, 2010

(Full title of the plan)*

*see explanatory note on following page

Corporation Service Company
2711 Centerville Road
Suite 400
Wilmington, DE 19808
800-222-2122

(Name and address, and telephone number, including area code, of agent for service)

Copies to:

Jennifer Hankes Painter, Esq.
Vice President, General Counsel
MRV Communications, Inc.
20415 Nordhoff Street
Chatsworth, CA 91311

Telephone: (818) 773-0900

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of Registration Fee
Common Stock, $0.0017 par value (the “Common Stock”)	1,750,000 shares	$1.18	$2,065,000	$147.23

(1)                                  Represents the number of shares subject to the Notice of Grant of Non-Qualified Stock Option Award, dated as of July 1, 2010 and the Terms and Conditions of Non-Qualified Stock Option Award for Dilip Singh (the “Stock Option”).  For more details, please see the explanatory note following this page.

(2)                                  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding Common Stock as set forth in the Stock Option.

(3)                                  The Proposed maximum offering price per share and Proposed maximum aggregate offering price are estimated in accordance with Rule 457(c) and (h) promulgated under the Securities Act solely for the purpose of calculating the amount of the registration fee, based on the average of the high and low sales prices per share of the Registrant’s Common Stock on the Pink OTC Markets Inc. on August 13, 2010.

EXPLANATORY NOTE

This Registration Statement is being filed by the Registrant to register shares issuable under a stand-alone inducement stock option award to purchase up to 1,750,000 shares of Common Stock granted on July 1, 2010 to the Registrant’s Chief Executive Officer.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to Dilip Singh as specified by Rule 428(b)(1) of the Securities Act.  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information filed with the Commission:

(a) The Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the Commission on March 16, 2010, as amended by the Registrant’s Annual Report on Form 10-K/A filed with the Commission on April 6, 2010;

(b) The Quarterly Report filed on Form 10-Q for the quarterly period ended March 31, 2010, as filed with the Commission on May 10, 2010;

(c) The Current Reports on Form 8-K filed with the Commission on March 3, 2010, March 29, 2010, April 6, 2010, April 9, 2010, May 27, 2010, June 10, 2010 and July 29, 2010; and

(d) The description of the Common Stock contained in the Registration Statement on Form 8-A as filed with the Commission on June 8, 1992 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as amended by its Form 8-A/A as filed with the Commission on February 24, 1994, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed on a Current Report on Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Jennifer Hankes Painter, Vice President, General Counsel and Secretary of the Registrant, provides the opinion regarding the legal validity of the shares of Common Stock being registered for issuance on this

Registration Statement.  As of the date of this filing, Ms. Painter has been granted options to purchase 285,467 shares of Common Stock which, as of August 17, 2010, are all unvested.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations. As permitted by Section 145 of the Delaware General Corporation Law, Article FOURTH, Paragraph 7 of the Registrant’s amended and restated certificate of incorporation provides for limitation of personal liability of directors of the Registrant as follows:

“To the maximum extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damage for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation or (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.”

In addition, as permitted by the Delaware General Corporation Law, Article IX of the bylaws of the Registrant provide that, among other things:

•                  The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law, if such person (i) acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and (ii), with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•                  The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law.

The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•                  The Registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

•                  The rights conferred in the bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•                  The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits to this Registration Statement are listed in the Index to Exhibits and are incorporated herein by reference.

Item 9. Undertakings.

a.  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, State of California, on this 17th day of August, 2010.

MRV COMMUNICATIONS, INC.

By:	/s/ Chris King
Chris King Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Chris King and Jennifer Hankes Painter, each of them acting individually, his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorneys-in-fact, or his or her substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joan Herman	Chair of the Board	August 16, 2010
Joan Herman

/s/ Charles M. Gillman	Director	August 16, 2010
Charles M. Gillman

/s/ Michael E. Keane	Director	August 16, 2010
Michael E. Keane

/s/ Michael J. McConnell	Director	August 16, 2010
Michael J. McConnell

/s/ Igal Shidlovsky	Director	August 17, 2010
Igal Shidlovsky

/s/ Kenneth H. Shubin Stein	Director	August 16, 2010
Kenneth H. Shubin Stein, M.D.

Director
Philippe Tartavull

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Notice of Grant of Non-Qualified Stock Option Award and Terms and Conditions of Non-Qualified Stock Option Award for Dilip Singh (filed herewith)

5.1	Opinion of Jennifer Hankes Painter, Vice President, General Counsel and Secretary (filed herewith)

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm (filed herewith)

23.2	Consent of Jennifer Hankes Painter, Vice President, General Counsel and Secretary (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement).